Exhibit 99.1 Press Release dated April 21, 2011

Citizens First Corporation Announces First Quarter 2011 Results

    -- Continued Profitable Performance –
    -- Repayment of $2.2 Million Capital Purchase Program Funds –
    -- Loan Demand Improves and Deposits Increase --
    -- Strong Credit Quality –

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, April 21, 2011 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the first quarter ending March 31, 2011, which include the following:

•
Continued profitability – Net income was $716,000, or $0.21 per diluted common share, for the first quarter ended March 31, 2011. Compared to the quarter ended March 31 a year ago, net income increased $185,000 or $.07 per share, an increase of 34.8%.

•
Repayment of TARP funds - As previously announced on February 16, 2011, the Company repurchased 63 of the 250 shares of the Series A preferred stock that the Company had issued to the U.S. Department of the Treasury on December 19, 2008 under the TARP Capital Purchase Program.  The Company paid $2.2 million to repurchase the preferred shares along with the accrued dividend for the shares repurchased.  The repurchase of the preferred stock reduced basic and diluted earnings per share by $.02 in the current quarter.

•
Loan Demand Improves and Deposits Increase - Total deposits increased to $301.3 million at March 31, 2011 compared to $288.7 million at December 31, 2010, while total loans increased to $269.6 million at March 31, 2011 compared to $268.3 million at December 31, 2010.

•
Strong Credit Quality - The Company’s nonperforming assets were $2.5 million at March 31, 2011 compared to $2.6 million at December 31, 2010, which represents a decrease of $121,000 or 4.6%.  Included in nonperforming assets is other real estate, which represents properties acquired through foreclosure, totaling $1.4 million and nonperforming loans of $1.1 million at March 31, 2011. The Company’s nonperforming assets remain at relatively low levels compared to the banking industry as a whole. However, the Company continues to monitor the loan portfolio for borrowers who might be at risk of suffering adverse financial conditions impacting their ability to perform on their loan.  Management believes that prolonged weak economic conditions could place additional pressure on credit quality.

First Quarter 2011 Compared to Fourth Quarter 2010

For the quarter ended March 31, 2011, the Company reported net income of $716,000, or $.21 per diluted common share, which represents a decrease of $17,000, or $.02 per share, for the linked quarter ended December 31, 2010.

Net interest income for the quarter ended March 31, 2011 decreased $4,000, or 0.1%, compared to the previous quarter.  This decrease in net interest income was impacted by a reduction in the yield on loans.  The Company’s net interest margin was 4.11% for the quarter ended March 31, 2011 compared to 4.13% for the quarter ended December 31, 2010, a decrease of 2 basis points.  The Company’s net interest margin remains strong due to a decline in the cost of average interest bearing liabilities, which fell to 1.59% in the first quarter of 2011 compared to 1.68% in the fourth quarter of 2010.  The yield on average earning assets declined from the linked quarter, totaling 5.47% in the first quarter of 2011 compared to 5.56% in the fourth quarter of 2010.

A $225,000 provision for loan losses was recorded for the first quarter of 2011, compared to a $350,000 provision in the previous quarter.  Net charge-offs were $223,000 for the first quarter of 2011 compared to $188,000 in the fourth quarter of 2010.

Non-interest income for the three months ended March 31, 2011 decreased $97,000, or 12.8%, compared to the previous quarter, primarily due to a reduction in gains from secondary market mortgage operations of $50,000 and a decline in deposit service charges of $38,000.

Non-interest expense for the three months ended March 31, 2011 increased $46,000, or 1.7%, compared to the previous quarter, primarily due to an increase in salaries and benefit expenses of $46,000.

First Quarter 2011 Compared to First Quarter 2010

Net interest income for the quarter ended March 31, 2011 increased $223,000, or 7.4%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $237,000 partially offset by a decrease in interest income of $14,000. The Company’s net interest margin was 4.11% for the quarter ended March 31, 2011 compared to 4.04% for the quarter ended March 31, 2010, an increase of 7 basis points.

A $225,000 provision for loan losses was recorded for the first quarter of 2011, compared to a $400,000 provision in the first quarter of 2010, a decrease of $175,000 or 43.8%.  Net charge-offs were $223,000 for the first quarter of 2011 compared to $305,000 in the first quarter of 2010, a decrease of 26.9%.

Non-interest income for the three months ended March 31, 2011 increased $72,000, or 12.2%, compared to the three months ended March 31, 2010, primarily due to an increase in gains from secondary market mortgage operations of $31,000.  Rental income increased $19,000 from the prior year.

Non-interest expense for the three months ended March 31, 2011 increased $162,000, or 6.4%, compared to the three months ended March 31, 2010, primarily due to an increase in salaries and benefit expenses totaling $205,000.  The Company expensed $131,000 in the first quarter to adopt a new paid time off (PTO) policy as of January 1, 2011, which allows employees to accrue paid time off and carry forward into the following year.  The number of full time equivalent employees increased slightly from 89 to 90 over the past twelve months.  FDIC insurance premiums decreased $21,000 and data processing expenses decreased $32,000 from the prior year.

Balance Sheet

Total assets at March 31, 2011 were $361.0 million, up $11.3 million, or 3.2%, from $349.7 million at December 31, 2010.  Loans increased $1.3 million, or 0.5%, from $268.3 million at December 31, 2010 to $269.6 million at March 31, 2011.  Total loans averaged $269.0 million for the first quarter of 2011, compared to $267.1 million for the fourth quarter of 2010, an increase of $1.9 million, or 0.7%.  Deposits at March 31, 2011 were $301.3 million, an increase of $12.6 million, or 4.4%, compared to $288.7 million at December 31, 2010.

Non-performing assets totaled $2.5 million at March 31, 2011 compared to $2.6 million at December 31, 2010, a decrease of $121,000.  Other real estate owned increased approximately $12,000 during the first quarter to $1.4 million.  Non-performing assets to total assets ratio was 0.70% and 0.75% at March 31, 2011 and December 31, 2010, respectively.  The allowance for loan losses at March 31, 2011 was $5.0 million, or 1.86% of total loans, compared to $5.0 million, or 1.86% of total loans as of December 31, 2010.

At March 31, 2011, total shareholders’ equity was $36.9 million and total tangible shareholders’ equity was $33.4 million.  In February, 2011 the Company repurchased 25% of the Series A preferred stock it issued under the Capital Purchase Program, which reduced shareholder’s equity by $2.2 million.  As a result, the Company’s tangible equity ratio was 9.34% as of March 31, 2011 compared to 10.02% as of December 31, 2010.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010
Interest income	$4,319	$4,372	$4,424	$4,455	$4,333
Interest expense	1,100	1,149	1,260	1,327	1,337
Net interest income	3,219	3,223	3,164	3,128	2,996
Provision for loan losses	225	350	375	450	400
Net interest income after provision for loan losses	2,994	2,873	2,789	2,678	2,596
Non-interest income	662	759	781	744	590
Non-interest expense	2,704	2,658	2,705	2,627	2,542
Income before income taxes	952	974	865	795	644
Provision for income taxes	236	241	207	178	113
Net income	716	733	658	617	531
Preferred dividends and discount accretion	285	257	257	256	254
Net income available for common shareholders	$431	$476	$401	$361	$277
Basic earnings per common share	$0.22	$0.25	$0.21	$0.18	$0.14
Diluted earnings per common share	$0.21	$0.23	$0.20	$0.18	$0.14

	Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2011	2010	2010	2010	2010
Average assets	$357,002	$349,671	$350,302	$349,508	$343,667
Return on average assets	0.81%	0.83%	0.75%	0.71%	0.63%
Return on average equity	7.71%	7.49%	6.84%	6.55%	5.77%
Efficiency ratio	68.06%	65.19%	66.97%	66.22%	69.06%
Non-interest income to average assets	0.75%	0.86%	0.88%	0.85%	0.70%
Non-interest expenses to average assets	(3.07%)	(3.02%)	(3.06%)	(3.01%)	(3.00%)
Yield on average earning assets (tax equivalent)	5.47%	5.56%	5.64%	5.76%	5.78%
Cost of average interest bearing liabilities	1.59%	1.68%	1.83%	1.95%	2.01%
Net interest margin (tax equivalent)	4.11%	4.13%	4.06%	4.08%	4.04%
Number of full time equivalent employees	90	89	86	91	89

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	March 31,	December 31,	December 31,
	2011	2010	2009
Cash and cash equivalents	$23,033	$14,811	$ 9,756
Available for sale securities	41,539	39,531	41,059
Loans held for sale	0	151	295
Loans	269,627	268,303	263,922
Allowance for loan losses	(5,003)	(5,001)	(3,988)
Premises and equipment, net	10,236	10,352	10,846
Bank owned life insurance (BOLI)	7,118	7,051	6,760
Intangible assets	3,539	3,604	3,868
Other real estate owned	1,380	1,368	1,154
Other assets	9,494	9,561	10,559
Total Assets	$360,963	$349,731	$344,231

Deposits:
Noninterest bearing	$ 39,481	$ 36,250	$ 36,586
Savings, NOW and money market	78,489	72,612	75,244
Time	183,361	179,878	176,690
Total deposits	$301,331	$288,740	$288,520
Securities sold under repurchase agreements	547	712	800
FHLB advances	15,000	15,000	11,500
Subordinated debentures	5,000	5,000	5,000
Other liabilities	2,179	1,970	1,553
Total Liabilities	324,057	311,422	307,373
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	6,435	8,586	8,523
Common stock	27,072	27,072	27,072
Retained (deficit)	(3,926)	(4,357)	(5,873)
Accumulated other comprehensive (loss)	(334)	(651)	(523)
Total Stockholders’ Equity	36,906	38,309	36,858
Total Liabilities and Stockholders’ Equity	$360,963	$349,731	$344,231

	March 31 2011	December 31 2010	December 31 2009
Asset Quality Ratios:
Non-performing loans to total loans	0.42%	0.47%	0.47%
Non-performing assets to total assets	0.70%	0.75%	0.69%
Allowance for loan losses to total loans	1.86%	1.86%	1.51%
Net charge-offs to average loans, annualized	0.34%	0.21%	1.72%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	March 31, 2011	December 31, 2010	December 31, 2009
Capital Ratios:
Tier 1 leverage	10.45%	10.98%	10.52%
Tier 1 risk-based capital	12.75%	13.31%	12.54%
Total risk based capital	14.00%	14.57%	13.79%
Tangible equity to tangible assets ratio (1)	9.34%	10.02%	9.69%
Book value per common share	$11.59	$11.21	$10.50
Tangible book value per common share (1)	$9.79	$9.37	$8.53
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	March 31, 2011	December 31, 2010	December 31, 2009

Total shareholders’ equity (a)	$36,906	$38,309	$36,858
Less:
Preferred stock	(14,094)	(16,245)	(16,182)
Common equity (b)	22,812	22,064	20,676
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(964)	(1,029)	(1,293)
Tangible common equity (c)	19,273	18,460	16,808
Add:
Preferred stock	14,094	16,245	16,182
Tangible equity (d)	$33,367	$34,705	$32,990

Total assets (e)	$360,963	$349,890	$344,231
Less:
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(964)	(1,029)	(1,293)
Tangible assets (f)	$357,424	$346,286	$340,363
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$11.59	$11.21	$10.50
Tangible book value per common share (c/g)	$9.79	$9.37	$8.53

Total shareholders’ equity to total assets ratio (a/e)	10.22%	10.95%	10.71%
Tangible equity ratio (d/f)	9.34%	10.02%	9.69%

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